            Exhibit 10.4

August 18, 2021

Darin Gibbins

Dear Darin,

On behalf of Valaris Limited (“Valaris”), I am pleased to provide you with this letter agreement (this “Agreement”) memorializing the terms of your employment with Valaris or one of its subsidiaries to serve as Interim Chief Financial Officer of Valaris, effective as of September 3, 2021.

During the period that you serve as the Interim Chief Financial Officer of Valaris (the “Term”), as compensation for all services provided by you, you will receive an additional $10,000 base salary per month, pro-rated for any partial month during the term and less applicable taxes and other withholdings, paid in accordance with the company’s payroll practices in effect from time to time. Your remaining terms and conditions of employment will remain unchanged.

Although we intend that the Term will continue until a permanent successor is identified and appointed, your employment is not for a specific term and remains terminable at-will. This letter agreement and the rights and obligations hereunder will be governed by and construed in accordance with the laws of the state of Texas without reference to any jurisdiction’s principles of conflicts of law and reflects the parties entire understanding and agreement with regard to the foregoing.

We look forward to continuing to work with you during this exciting period for Valaris.

Sincerely,

/s/ Anton Dibowitz_________________________ Anton Dibowitz Director
Acknowledged and Agreed

/s/ Darin Gibbins_________________________ Darin Gibbins